Exhibit 99.1

News
For immediate release
NYSE: BWS

Contacts:
Investors
Peggy Reilly Tharp, Brown Shoe
(314) 854-4134, ptharp@brownshoe.com
Media
Erin Conroy, Brown Shoe
(718) 913-0960, econroy@brownshoe.com

Brown Shoe Announces Closing of Notes Offering

ST. LOUIS, May 11, 2011 – Brown Shoe Company, Inc. (NYSE: BWS, www.brownshoe.com) announced today that it has consummated its private placement offering of $200 million aggregate principal amount of its 7⅛% senior notes due 2019 (New Notes) and the early settlement of its previously announced cash tender offer and consent solicitation (Offer) with respect to its outstanding 8¾% senior notes due 2012 (Old Notes).

Brown Shoe used a portion of the net proceeds from the sale of the New Notes to fund the payment of consideration and costs relating to the Offer.  As of 5:00 p.m. ET on May 10, 2011 (Consent Date), $99,218,000 aggregate principal amount of Old Notes had been validly tendered and not withdrawn, which represented approximately 66.15% of the outstanding aggregate principal amount of the Old Notes.  On May 11, 2011, Brown Shoe accepted for purchase and payment (Early Settlement) all of the Old Notes that were validly tendered at or prior to the Consent Date.  Payment for the Old Notes pursuant to the Early Settlement was made today (Early Settlement Date).  Holders of Old Notes who tendered their Old Notes at or prior to the Consent Date received $1,003.75 for each $1,000 principal amount of the Old Notes validly tendered, which included the consent payment of $10.00 per $1,000 principal amount of Old Notes, plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

This announcement does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related indenture.  The Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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About Brown Shoe Company, Inc.
Brown Shoe is a $2.7 billion global footwear company.  Brown Shoe’s Retail division operates
Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and
e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its Wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Etienne Aigner, Vera Wang Lavender, Avia, rykä, And 1, and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.